                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     TELETECH HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    Notice is hereby given that the Annual Meeting of Stockholders of TeleTech Holdings, Inc., a Delaware corporation (the "Company"), will be held at the Holtze Executive Place located at 818 17th Street, Denver, Colorado 80202 on Friday, May 8, 1998, at 10:00 a.m., local time, for the following purposes:

    (1) to elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

    (2) to ratify the engagement of Arthur Andersen LLP as the Company's independent auditors for 1998; and

    (3) to transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on March 25, 1998, are entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholders for any purpose germane to the meeting (i) at the Holtze Executive Place in Denver, Colorado, on the day of the Annual Meeting of Stockholders; and (ii) for at least 10 days prior to the meeting at the Company's principal executive offices. The Company's board of directors extends a cordial invitation to all stockholders to attend the meeting.

                                          By Order of the Board of Directors,

                                          /S/ KENNETH D. TUCHMAN

                                          Kenneth D. Tuchman
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

Denver, Colorado
April 13, 1998

                            YOUR VOTE IS IMPORTANT.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                            TELETECH HOLDINGS, INC.
                        1700 LINCOLN STREET, SUITE 1400
                             DENVER, COLORADO 80203

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 ON MAY 8, 1998

                            ------------------------

                                  INTRODUCTION

    The accompanying proxy is solicited by the board of directors of TeleTech Holdings, Inc., a Delaware corporation ("TeleTech" or the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any postponements or adjournments thereof. The Company's principal executive offices are located at 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203, and its telephone number is (303) 894-4000. Stockholders of record at the close of business on March 25, 1998, are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 13, 1998.

                                  THE MEETING

VOTING AT THE MEETING

    On March 25, 1998, there were 56,741,874 shares of common stock of the Company, $.01 par value per share (the "common stock"), issued and outstanding, and zero shares of common stock held by the Company as treasury stock. Each share of common stock issued and outstanding on March 25, 1998, entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the meeting.

    The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for (i) ratification of the engagement of Arthur Andersen LLP as the Company's independent auditors for 1998, and (ii) the taking of all other actions that may properly come before the meeting. Kenneth D. Tuchman, the beneficial owner of 64.0% of the issued and outstanding shares of common stock, has indicated his intent to vote for all nominees proposed for election to the Company's board of directors and for each other proposal described herein to be submitted for a vote of the stockholders.

PROXIES AND PROXY SOLICITATION

    All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of each nominee named in this proxy statement under "Proposal 1: Election of Directors" and FOR each other proposal described herein submitted by the board of directors for a vote of the stockholders. If any other matters not described herein are properly presented at the meeting for action, which is not currently anticipated, the persons named in the enclosed proxy will vote all proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each stockholder who executes and returns a proxy may revoke the proxy at any time before it is voted at the meeting by timely submission, to the secretary of the Company, of written notice of revocation or a duly executed proxy bearing a later date. In addition, if a stockholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

    Proxies marked "ABSTAIN" or marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will be treated as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders or as unvoted for the election of one or more directors indicated thereon, respectively. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

    The costs of soliciting proxies will be paid by the Company. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 25, 1998, the ownership of common stock by (i) each person who is known by the Company to own more than 5% of the outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing elsewhere herein and (iv) all executive officers, directors and nominees for director of the Company, as a group:

                                                            NUMBER OF SHARES
                                                              BENEFICIALLY        APPROXIMATE
NAME AND ADDRESS(1)                                               OWNED        PERCENT OF CLASS
----------------------------------------------------------  -----------------  -----------------
Kenneth D. Tuchman........................................       36,322,400(2)          64.0%
Joseph D. Livingston......................................          719,784(3)           1.3
Steven B. Coburn..........................................           71,759(4)         *
Rod Dammeyer..............................................           80,309(5)         *
Alan T. Silverman.........................................          369,630(6)         *
Stuart M. Sloan...........................................          595,946(7)           1.1
Samuel Zell...............................................        2,114,269(8)           3.7
Morton H. Meyerson........................................          100,000            *
John T. McLennan..........................................         --                  *
All directors and executive
  officers as a group (9 persons).........................       40,374,097             69.9
The Capital Group Companies, Inc.
Capital Research and Management Company
  333 South Hope Street
  Los Angeles, California 90071...........................        4,850,000(9)           8.6

------------------------

*   Less than 1%.

(1) The address of each executive officer, director and nominee for director is in care of the Company, 1700 Lincoln Street, Suite 1400, Denver, Colorado 80203.

(2) Includes (i) 106,895 shares of common stock held by the Tuchman Limited Liability Limited Partnership, of which Mr. Tuchman is the managing general partner; (ii) 100,000 shares owned by Kenra Family, LLP, a Colorado limited liability partnership in which Mr. Tuchman and his spouse own direct or indirect controlling partnership interests; and (iii) 300,000 shares owned by the Tuchman Family Foundation, which was established for the benefit of entities that have been granted exempt status under Section 501(c)(3) of the Internal Revenue Code. Mr. Tuchman and his spouse are the sole directors and officers of the Tuchman Family Foundation; however, Mr. Tuchman disclaims beneficial ownership of all such shares. Does not include 10,000 shares of common stock held by Mr. Tuchman's spouse, to which Mr. Tuchman disclaims beneficial ownership.

(3) Consists of shares of common stock subject to options granted under the TeleTech Holdings, Inc. Stock Plan (the "Option Plan") that are exercisable as of March 25, 1998, or within 60 days thereafter (the "Measurement Period").

(4) Includes 70,000 shares of common stock subject to options granted under the Option Plan that are exercisable within the Measurement Period and 1,000 shares of common stock held by Mr. Coburn's spouse.

(5) Includes 31,250 shares of common stock subject to options granted under the TeleTech Holdings, Inc. Directors' Stock Option Plan (the "Directors Option Plan") that are exercisable within the Measurement Period.

(6) Includes (i) 100,000 shares of common stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period; (ii) 5,300 shares of common stock held by Mr. Silverman's spouse;
    (iii) 6,000 shares held by two trusts (the "Trusts") established for the benefit of Mr. Silverman's children; and (iv) 40,000 shares of common stock contributed to the Joanna and Alan Silverman Family Foundation established for the benefit of entities that have been granted exempt status under
    Section 501(c)(3) of the Internal Revenue Code (the "Foundation"). Mr. Silverman is trustee of the Trusts and the Foundation; however he disclaims beneficial ownership of all such shares held.
(7) Includes 31,250 shares of common stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period.
(8) Includes 62,500 shares of common stock subject to options granted under the Directors Option Plan that are exercisable within the Measurement Period; 1,751,769 shares of common stock held by Samstock, LLC ("Samstock"); and 300,000 shares of common stock held by the Samuel Zell Foundation, a non-profit corporation. Mr. Zell is a director and the sole member of the Samuel Zell Foundation, and is the sole director, trustee and beneficiary of a trust that, indirectly, is the managing member of Samstock. As a result, Mr. Zell may be deemed to be the beneficial owner of the shares of common stock held by Samstock and the Samuel Zell Foundation; however, Mr. Zell disclaims beneficial ownership of all such shares.
(9) The following information is derived from the Schedule 13G filed with the Securities and Exchange Commission on February 10, 1998, jointly by The Capital Group Companies, Inc. ("Capital Group") and Capital Research and Management Company ("Capital Research"). Capital Group is the parent holding company of a group of investment management companies that provide investment advisory and management services for their clients, which include registered investment companies and institutional accounts. The investment management companies hold investment power and, in some cases, voting power over securities within their portfolios. Capital Group does not have any investment or voting power over the common stock listed on the Schedule 13G; however, it may be deemed to beneficially own such shares pursuant to the rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Capital Research, which is an investment adviser and a wholly owned subsidiary of Capital Group, is the beneficial owner of 4,850,000 shares of common stock as a result of acting as investment adviser to various investment companies.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    At the meeting, five persons are to be elected to the board of directors, to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified. The board of directors has nominated each of the persons named below, and it is the intention of the persons named in the enclosed proxy to vote FOR the election of all such nominees, each of whom has consented to serve as a director if elected. In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board may nominate, or the number of directors that constitutes the full board may be reduced to eliminate the vacancy. Mr. Tuchman, the beneficial owner of 64.0% of the issued and outstanding shares of common stock, has indicated that he intends to vote FOR all nominees proposed for election to the Company's board of directors.

    Each of the nominees, other than John T. McLennan and Morton H. Meyerson, currently is serving as a director of the Company. Stuart Sloan and Samuel Zell, whose current terms as directors expire at the 1998 Annual Meeting of Stockholders, are not standing for re-election. The Company wishes to acknowledge and to extend its appreciation to Messrs. Sloan and Zell for their many contributions to the Company.

INFORMATION CONCERNING THE NOMINEES FOR ELECTION AS DIRECTORS

    Information concerning the five nominees proposed for election to the board of directors is set forth below.

    KENNETH D. TUCHMAN, 38, founded TeleTech and has served as the chairman of the board of directors, president and chief executive officer of TeleTech since its formation in December 1994. Mr. Tuchman also founded and served as the president and chief executive officer of TeleTech Customer Care Management (California), Inc. and TeleTech Customer Care (Colorado), Inc., the two predecessors of TeleTech, since their formation in October 1982 and November 1992, respectively.

    ROD DAMMEYER, 57, was elected as a director of TeleTech in September 1996. Mr. Dammeyer is managing partner of Equity Group Investments, Inc., which owns, among other things, investments in approximately 30 companies, several of which are publicly held. Mr. Dammeyer is a director and vice-chairman of Anixter International Inc., a provider of integrated network and cabling solutions, where he has been employed since 1985 and previously served as president. Mr. Dammeyer also is a director of Antec Corporation, an international communications technology company; IMC Global Inc., a holding company whose principal subsidiaries produce phosphate chemicals; Jacor Communications, Inc., an owner and operator of radio stations nationwide; Lukens, Inc., a steel producer; CNA Surety Corp., Inc., an insurance holding company; Grupo Azucarero Mexico, S.A. de C.V., a company that processes, refines and markets cane sugar and non-crystallizing molasses; Metal Management, Inc., a consolidator in the scrap metal recycling industry; Stericycle, Inc., a provider of regulated medical waste management services; and Transmedia Network, Inc., a company that owns and markets specialized members-only charge cards. Mr. Dammeyer also is a trustee of Van Kampen American Capital, Inc. closed-end funds.

    JOHN T. MCLENNAN, 52, is the founder and president of Jenmark Consulting, Inc., a consulting firm specializing in the financing, management and strategizing of technology firms primarily in communications. He served as president and chief executive officer of Bell Canada, a Canadian local and long-distance telephone provider, from January 1994 to October 1997. Prior thereto, Mr. McLennan served as president of Bell Ontario, a regional subsidiary of Bell Canada, and as chairman, president and chief executive officer of BCE Mobile Communications, Inc., a Canadian wireless telecommunications company. Mr. McLennan currently serves as a director of Hummingbird Communications Ltd., Careerbridge, Architel Systems Corporation and Mobile Data Solutions, Inc., all software solutions development companies.

    MORTON H. MEYERSON, 60, served as chairman of Perot Systems Corporation, a developer and provider of computer systems, from 1992 to 1997. From 1979 to 1986, he served as president and from May to December 1986, as vice chairman of the board of Electronic Data Systems, a computer and information services provider. Mr. Meyerson also is the founder, chairman and chief executive officer of 2M Companies, Inc., a private investment firm, and has extensive experience in the software industry, in running large technology companies and in investing in, growing and capitalizing emerging technology companies. Mr. Meyerson is a director of Crescent Real Estate Equities, Inc., a real estate investment trust, Energy Services Company International, Inc., an offshore building company, and Optimark Technologies, Inc., a transaction services company.

    ALAN T. SILVERMAN, 54, who has served as a director of TeleTech since January 1995, is an independent investor and, since 1992, has been a director of Exhibition Video International, a company that is developing satellite and video transmission technology. Mr. Silverman has served since 1970 as a director and is president of Essaness Theatres Corporation, an investment holding company. Mr. Silverman is a director of Keystone Biomedical, Inc., a company that develops, tests and licenses pharmaceutical agents, and, since 1980, has been a director of Video 44, a Hispanic television broadcasting company. Mr. Silverman also serves as a director of various private corporations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES THEREOF

    Directors are elected at each Annual Meeting of Stockholders of the Company to serve for one-year terms. During 1997, the board of directors held four meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. Each of the current directors attended at least 75% of all meetings of the board of directors called during the time he served as a director and at least 75% of all meetings of each committee of the board of directors on which he served.

    The board of directors has standing Audit and Compensation Committees, which assist the board in the discharge of its responsibilities. Members of each committee are elected by the board at its first meeting following the Annual Meeting of Stockholders and serve for one-year terms.

    The Audit Committee reports to the board regarding the appointment of the independent public accountants of TeleTech, the scope and fees of the prospective annual audit and the results thereof, compliance with TeleTech's accounting and financial policies and management's procedures and policies relative to the adequacy of TeleTech's internal accounting controls. The current members of the Audit Committee are Rod Dammeyer, Alan Silverman and John McLennan (who was appointed to the committee in March 1998), each of whom is a Non-Employee Director of the Company as defined in the Exchange Act. During 1997, the Audit Committee held four meetings and took all other actions pursuant to unanimous written consents in lieu of meetings.

    The Compensation Committee reviews performance goals and determines or approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement); reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto); and administers the Option Plan, Directors Option Plan and the TeleTech Holdings, Inc. Employee Stock Purchase Plan (the "Employee Purchase Plan"), and such other employee benefit plans as may be adopted by TeleTech from time to time. The current members of the Compensation Committee are Alan Silverman, Stuart Sloan and John McLennan (who was appointed to the committee in March 1998), each of whom is a non-employee director of the Company as defined in the Exchange Act. During 1997, the Compensation Committee held four meetings and took all other actions pursuant to unanimous written consents in lieu of meetings. (See "Report of the Compensation Committee on Executive Compensation.")

COMPENSATION OF DIRECTORS

    Persons serving as directors of TeleTech do not receive a fee for their services as such; however, all directors are reimbursed for travel expenses incurred in attending board and committee meetings. In addition, each director who is neither an employee of the Company nor the beneficial owner of 5% or more of the outstanding common stock is entitled to participate in the Directors Option Plan.

    The Directors Option Plan currently provides that each eligible director automatically will be granted options to acquire (i) 12,500 shares of common stock upon such director's initial election to the board of directors, and (ii) on the date of each Annual Meeting of Stockholders held each year thereafter at which such director is re-elected, 12,500 shares of common stock for services to be rendered as a director and 6,250 for services to be rendered as a member on each committee of the board of directors to which such director is appointed. The exercise price of each option granted under the Directors Option Plan shall be equal to the fair market value of the common stock on the date of grant. Options granted under the Directors Option Plan (a) vest immediately, (b) are not exercisable until six months after the date of grant and (c) expire on the earliest to occur of the 10th anniversary of the date of grant, one year following the director's death or immediately upon the director's termination of membership on the board of directors for cause (as defined in the Directors Option Plan). As of March 25, 1998, options to acquire an aggregate of 250,000(1) shares of common stock, at a weighted average exercise price of $10.87 per share, were outstanding under the Directors Option Plan.

    The Company entered into an employment agreement in February 1998, with Morton Meyerson, a director of the Company, pursuant to which Mr. Meyerson has agreed to render certain advisory and consulting services to the Company. As compensation for such services, the Company has granted to Mr. Meyerson an option with an exercise price of $9.50 per share, the closing sales price of the common stock as reported by the Nasdaq National Market on the date of the employment agreement. The option vests over five years and is subject to accelerated vesting if and to the extent that the closing sales price of the common stock during any 15 consecutive trading days equals or exceeds certain target levels. Under the terms of the option, the exercise price is required to be paid by delivery of TeleTech shares to the Company. The agreement provides that Mr. Meyerson will receive no more than 200,000 shares of common stock, net of shares received by the Company for exercise consideration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and beneficial owners of more than 10% of the outstanding common stock (collectively, "insiders") to file reports with the Commission disclosing their ownership of common stock and changes in such ownership. The rules of the Commission require that the insiders provide the Company with copies of all Section 16(a) reports filed by the insiders with the Commission. Based solely upon the Company's review of copies of Section 16(a) reports received by it, and written representations that no such reports were required to be filed with the Commission, the Company believes that its insiders have complied with all Section 16(a) filing requirements applicable to them during 1997.

------------------------

(1) Consists of options to acquire 225,000 shares of common stock that are held by the 1997 directors and options to acquire 25,000 shares of common stock granted in total to Messrs. McLennan and Meyerson upon their appointment to the board in March 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Pursuant to an Amended and Restated Investment Agreement dated August 6, 1996, certain stockholders of the Company (the "Investors") are entitled, by majority vote, to require TeleTech, at its sole expense, to register under the Securities Act of 1933, as amended (the "Securities Act") all or part of their common stock. In addition, if TeleTech proposes to register any of its securities under the Securities Act, the Investors may require TeleTech, at its sole expense, to include in such registration all or part of the approximately
6.5 million aggregate shares of common stock that currently are owned by the Investors. Alan Silverman and Stuart Sloan, the current members of the Compensation Committee of the board of directors, are Investors and own 218,330 and 564,696 shares of common stock, respectively, that are covered by the agreement.

                               EXECUTIVE OFFICERS

    The following individuals currently serve as executive officers of the
Company:

    MR. TUCHMAN founded TeleTech and has served as its chairman of the board of directors, president and chief executive officer since TeleTech's formation in December 1994. Mr. Tuchman also founded and served as the president and chief executive officer of TeleTech Customer Care Management (California), Inc. and TeleTech Customer Care (Colorado), Inc., the two predecessors of TeleTech, since their formation in October 1982 and November 1992, respectively.

    MR. LIVINGSTON has served the Company since February 1992 in various capacities, including as executive vice president and chief operating officer, previously as senior vice president and chief operating officer, and prior thereto as vice president of Operations and Technology. From 1989 to 1992, Mr. Livingston was the director of MIS Systems & Operations of Livestone Corporation, a division of American Eastern Securities; and from 1985 to 1989, he was employed by Coopers & Lybrand LLP, an international accounting firm, as director of West Region MIS and Strategic Management Services for International Business.

    MR. COBURN has served as vice president and chief financial officer of the Company since October 1995. From October 1989 to September 1995, Mr. Coburn was employed by U S West, a diversified telecommunications company, and various of its affiliates, during which time he served as finance director and chief financial officer of Interactive Video Enterprises, as finance director of U S West Marketing Resources Group and as finance director and controller of U S West Marketing Services. In 1993, Mr. Coburn established and managed the finance, accounting and treasury activities of U S West Polska, a start-up operation in Warsaw, Poland.

EXECUTIVE COMPENSATION

    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table sets forth information with respect to all compensation earned by TeleTech's chief executive officer and TeleTech's two other most highly paid executive officers during 1997 (collectively, the "named executive officers").

                                                                                       OTHER ANNUAL      ALL OTHER
                     NAME AND                       FISCAL      SALARY      BONUS      COMPENSATION     COMPENSATION
                PRINCIPAL POSITION                   YEAR        ($)         ($)           ($)             ($)(1)
--------------------------------------------------  ------     --------    --------    ------------     ------------
Kenneth D. Tuchman................................   1997      $786,292    $  --         $31,509(2)       $--
  Chairman, President &                              1996       786,292       --          62,451(3)        10,830
  Chief Executive Officer                            1995       750,000     750,000       56,301(4)        10,830

Joseph D. Livingston..............................   1997       336,501(5)  317,929(6)    15,461(7)         4,500
  Executive Vice President &                         1996       264,423     100,000       --                4,500
  Chief Operating Officer                            1995       174,090(8)  168,743(9)    --                4,500

Steven B. Coburn..................................   1997       160,000      80,000       --               --
  Vice President and Chief                           1996       129,691      75,000       --               --
  Financial Officer                                  1995        28,000(10)    --         --               --

------------------------

(1) Represents the full dollar value of premiums paid by the Company with respect to life insurance for the benefit of Mr. Tuchman, Mr. Livingston and their respective beneficiaries.

(2) Includes $27,460 paid as a car allowance and $4,049 in aggregate club memberships.

(3) Includes $27,500 of rental payments on a condominium; $19,400 paid as a car allowance; and other perquisites paid by the Company to or on behalf of Mr. Tuchman.

(4) Includes $20,000 in aggregate club membership dues and initiation fees; $17,500 paid as a car allowance; $15,600 for lease of a townhouse; and other perquisites paid by the Company to or on behalf of Mr. Tuchman.

(5) Includes $31,355 paid to Mr. Livingston for accrued but unused vacation time.

(6) Includes a $150,000 annual performance bonus and $167,929 of commissions for Mr. Livingston's assistance in obtaining a client contract.

(7) Represents a car allowance paid to Mr. Livingston.

(8) Includes approximately $11,340 paid to Mr. Livingston for accrued but unused vacation time.

(9) Includes a $75,000 annual performance bonus and an approximately $93,700 one-time bonus for Mr. Livingston's assistance in obtaining a client contract.

(10) Mr. Coburn joined TeleTech in October 1995 at an annual base salary of $120,000.

    OPTION GRANTS. None of the named executive officers was granted options during 1997.

    OPTION HOLDINGS. The following table sets forth information with respect to the aggregate number and value of (i) shares issued pursuant to options exercised during 1997, and (ii) shares underlying unexercised options held as of December 31, 1997, by each of the named executive officers.

          AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                            OPTIONS AS OF DECEMBER 31,      AS OF DECEMBER 31,
                                   SHARES         VALUE              1997(#)                    1997($)(1)
                                 ACQUIRED ON    REALIZED    --------------------------  ---------------------------
NAME                            EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------  -------------  -----------  -----------  -------------  ------------  -------------
Kenneth D. Tuchman............       --            --           --            --             --            --
Joseph D. Livingston..........       --            --          709,367         33,333   $  6,893,000   $   113,000
Steven B. Coburn..............       30,000     $ 697,500       70,000        150,000        657,000     1,407,000

------------------------

(1) The value of each option is based on the last reported sales price of the common stock on December 31, 1997, as reported on the Nasdaq National Market, less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS

    AGREEMENT WITH KENNETH D. TUCHMAN. TeleTech has entered into an employment agreement with Kenneth D. Tuchman as chairman of the board, president and chief executive officer of TeleTech for a term commencing on January 1, 1998, and ending on December 31, 2000 (the "Term"). Pursuant to the employment agreement, Mr. Tuchman is entitled to receive an annual base salary of $786,292, as adjusted on January 1 of each year during the Term by the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Denver metropolitan area (the "CPI Percentage"). The agreement provides that if Mr. Tuchman elects to forego a CPI Percentage-based adjustment for any year, as he has in 1997 and 1998, he will be entitled to have his annual base salary increased by an amount equal to the amount by which his annual base salary would have been increased had he not elected to forego such adjustments. Any such increase would be applied prospectively beginning on any subsequent adjustment date that Mr. Tuchman selects. Mr. Tuchman also is eligible to receive an annual performance bonus of up to $250,000, as adjusted annually by the CPI Percentage, if TeleTech achieves certain predetermined performance goals established each year by the Compensation Committee. The agreement requires the Company to maintain, on behalf of Mr. Tuchman, a $24 million life insurance policy (half of which is payable to his beneficiaries); disability insurance; accident, death and dismemberment insurance; and errors and omissions insurance with a policy limit of not less than $1 million. Mr. Tuchman also is entitled to receive certain perquisites specified therein.

    The agreement prohibits Mr. Tuchman, during his employment and for three years thereafter, from disclosing any confidential information or trade secrets of TeleTech. Mr. Tuchman also is prohibited, during his employment and for three years after the Company terminates his employment for good cause (as defined therein) or Mr. Tuchman voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech) that has as its primary business inbound or outbound teleservices. The agreement provides that if TeleTech terminates Mr. Tuchman's employment for good cause, TeleTech will pay Mr. Tuchman his salary as accrued through the date of termination. If TeleTech terminates Mr. Tuchman's employment without good cause, TeleTech will pay to him the lesser of (i) the sum of his salary as accrued through the date of termination, his performance bonus, prorated for any portion of the year remaining and calculated as if TeleTech had achieved its performance goals, and the present value of all payments that otherwise would have been made to him during the remainder of the Term, calculated as if TeleTech had achieved its performance goals; or (ii) three times the aggregate salary and performance bonus earned by him in the immediately preceding year.

    AGREEMENT WITH JOSEPH D. LIVINGSTON. TeleTech is party to an employment agreement with Joseph D. Livingston, who serves as executive vice president and chief operating officer of TeleTech, which agreement was effective January 1, 1995, and amended in May 1996. Pursuant to the agreement, Mr. Livingston is entitled to receive an annual base salary and is eligible to receive an annual performance bonus based upon TeleTech's achievement of certain predetermined performance goals. In recognition of Mr. Livingston's efforts in developing and maintaining key client relationships, Mr. Livingston's annual base salary for 1998 has been increased to $380,000 and he was granted a $150,000 performance bonus for 1997. The Company and Mr. Livingston intend to amend the employment agreement to reflect Mr. Livingston's modified compensation. Mr. Livingston's employment with TeleTech is terminable at any time by either party, with or without cause. Upon termination of employment, Mr. Livingston will be entitled to unpaid compensation for services rendered together with employee benefits accrued through the date of termination. The agreement prohibits Mr. Livingston from disclosing any confidential information or trade secrets of TeleTech and, for three years after termination of his employment with TeleTech, from engaging in any business or becoming employed or otherwise rendering services to any company engaging in inbound or outbound teleservices, development or maintenance of voice or data communication, certain software applications, customer communications services, or technological innovation or support for any of the foregoing.

    AGREEMENT WITH STEVEN B. COBURN. The Company is party to a three-year employment agreement with Steven B. Coburn, who serves as vice president and chief financial officer of the Company. Pursuant to the October 2, 1995, agreement, Mr. Coburn is entitled to receive an annual base salary and also is eligible to receive an annual performance bonus of not more than 25% of his salary upon the Company's achievement of certain predetermined performance goals. In recognition of Mr. Coburn's expanded responsibilities and his efforts in developing relationships with several significant new clients, Mr. Coburn's annual base salary for 1998 has been increased to $200,000 and he was granted a performance bonus for 1997 of $80,000. The Company and Mr. Coburn intend to amend Mr. Coburn's employment agreement to reflect his modified compensation. The agreement prohibits Mr. Coburn from disclosing any confidential information or trade secrets of the Company. Mr. Coburn also is prohibited, during his employment and for three years after the Company terminates his employment for good cause (as defined therein) or Mr. Coburn voluntarily terminates his employment with the Company, from engaging in any business, or becoming employed by or otherwise rendering services to any company (other than TeleTech), that has as its primary business inbound or outbound teleservices or technological innovation or support with respect thereto.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain information with respect to Messrs. Silverman and Sloan is set forth under the caption "Proposal 1: Election of Directors--Compensation Committee Interlocks and Insider Participation."

    During 1997, TeleTech purchased insurance coverage from a wholly owned subsidiary of EGI Risk Services, Inc. (formerly known as The Riverside Agency, Inc.) and retained EGI Risk Services to review and obtain insurance policies from other third parties. EGI Risk Services is a wholly owned subsidiary of Equity Group Investments, Inc., which is an affiliate of Samuel Zell, a TeleTech director. TeleTech paid EGI Risk Services an aggregate of $1,166,000 in 1997, of which approximately $900,000 represents payments for insurance premiums and loss claims and approximately $270,000 represents payment for administrative and brokerage services rendered by EGI Risk Services. The Company expects to make equivalent payments to EGI Risk Services during 1998.

    TeleTech received an aggregate of $841,000 in reservation call handling service fees from Midway Airlines Corporation ("Midway") during 1997. TeleTech's agreement with Midway expired in December

1997. Prior to Midway's initial public offering in December 1997, Zell/Chilmark Fund, L.P. ("Zell/ Chilmark") was a significant stockholder of Midway. Samuel Zell and Rod Dammeyer, each of whom is a director of TeleTech, is an affiliate and the managing director, respectively, of Zell/Chilmark.

    During 1997, TeleTech paid approximately $1.9 million to Pro-Net Solutions, Inc. for computer hardware, software and other related equipment and supplies purchased by TeleTech. Pro-Net Solutions, Inc. is owned by a trust established for the benefit of Matthew Zell, who is Samuel Zell's son. The Company may purchase an equivalent amount of computer-related equipment from Pro-Net Solutions during 1998.

    The Company has entered into an employment agreement with Morton Meyerson, a director of the Company, pursuant to which Mr. Meyerson has agreed to render certain advisory and consulting services to the Company. (See "Proposal 1:
Election of Directors--Compensation of Directors.")

    TeleTech believes that all transactions disclosed above have been, and TeleTech's board of directors intends that any future transactions with its officers, directors, affiliates or principal stockholders will be, on terms that are no less favorable to TeleTech than those that are obtainable in arm's length transactions with unaffiliated third parties.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE REPORT PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING THE REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                           REPORT OF THE COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the board of directors of the Company (the "Compensation Committee") is responsible for approving and overseeing the Company's compensation policy, approving salaries and annual bonuses for executive management of the Company, including the named executive officers, and administering the Stock Option Plan, the Directors Option Plan and the Employee Purchase Plan. The Compensation Committee fulfills its responsibilities with significant input from the Company's chief executive officer and other members of senior management. As required by the Stock Option Plan, during 1997 the Compensation Committee was composed of two "Non-Employee Directors," as defined in the Exchange Act.

    COMPENSATION POLICY. The Company's compensation policy for executive management is designed to recruit, motivate and retain highly qualified individuals by (i) rewarding individual achievement, (ii) enabling individuals to share in the risks and rewards of the Company's overall performance and (iii) paying compensation that is competitive with industry compensation levels. In establishing its compensation policy, the Company implemented certain recommendations made by an independent compensation consulting firm retained by the Company. The key components of the Company's current compensation policy, which is designed to balance short-term and long-term considerations, are competitive salaries, annual cash performance bonuses and long-term equity incentives. With respect to 1997 compensation, the Compensation Committee did not use a specific formula to evaluate performance, determine the specific amount of compensation payable to any individual or allocate each individual's total compensation among salary, bonus and stock options; however, the Compensation Committee believes that the compensation paid by the Company to its executive management is commensurate with the services they rendered to the Company.

    ANNUAL SALARIES. Kenneth D. Tuchman, the chairman of the board and president and chief executive officer of the Company, has authority to hire all members of executive management of the Company, subject to the Compensation Committee's approval of the compensation to be paid to such executives. Subject to the approval of the Compensation Committee, Mr. Tuchman also determines the compensation payable to persons offered executive-level employment with the Company and annual salary increases for members of the Company's executive management. The Compensation Committee determines annual adjustments to Mr. Tuchman's salary and bonus compensation, which is subject to the terms of Mr. Tuchman's employment agreement. In determining and approving the amount of annual salary and salary increases for executive management, Mr. Tuchman and the Compensation Committee consider factors such as the executive's contribution to the Company's overall operating effectiveness, strategic success and profitability; the executive's role in developing and maintaining key client relationships; the level of responsibility, scope and complexity of such executive's position relative to other executive management; and the executive's leadership growth and management development over the past year.

    The salaries of the named executive officers, which are listed in the Summary Compensation Table located elsewhere in this proxy statement, are governed by written employment agreements with the Company; however, the salaries of Messrs. Livingston and Coburn for 1998 were increased above the levels set forth in their respective agreements. Both Messrs. Livingston and Coburn have been instrumental in the Company's obtaining contracts and developing relationships with several significant new clients. The Company believes that developing and maintaining relationships with its clients is and will continue to be a critical driver of the Company's future growth. The salary increases approved by Mr. Tuchman and the Compensation Committee were in recognition of Mr. Livingston's and Mr. Coburn's respective efforts in developing and maintaining key client relationships. The Company intends to amend Mr. Livingston's and Mr. Coburn's employment agreements to reflect their modified compensation. (See "Employment Agreements--Agreement with Joseph D. Livingston" and "Employment Agreements--Agreement with Steven B. Coburn.")

    PERFORMANCE BONUSES. Cash performance bonuses are determined and approved annually by the Compensation Committee based on a subjective evaluation of each executive's actual performance relative to predetermined performance goals, which are based upon factors over which each executive has significant control. The performance goals for executives who are responsible for a particular strategic business unit or functional department, for example, generally are based upon target gross revenues or net income for such strategic business unit or functional department. For other executives, performance goals may take into account the extent to which predetermined strategic goals and business plans are met and whether special projects and tasks undertaken by the executive during the preceding year have been successfully completed. In addition, the Compensation Committee generally considers the Company's overall financial performance, including the achievement of target gross revenues and net income goals. Each of Mr. Livingston and Mr. Coburn was granted a bonus for 1997 that is above the bonus level set forth in their respective agreements. The bonuses were granted in recognition of their efforts in obtaining contracts and developing relationships with several significant new clients.

    LONG-TERM INCENTIVES. Stock-based compensation also is an important element of the Company's compensation policy. Stock options and, to a lesser extent, restricted shares of common stock generally are offered to induce an executive to accept employment with the Company. The Compensation Committee believes that stock options and restricted stock, which vest over time and are subject to forfeiture, align the interests of executive management with the interests of the Company's stockholders. The Compensation Committee also believes that substantial equity ownership by individuals in leadership positions within the Company ensure that such individuals will remain focused on building stockholder value. Mr. Tuchman generally recommends, for approval by the Compensation Committee, the size, vesting schedule and other key elements of a particular stock option grant based upon his subjective assessment of the same factors that are considered in determining and approving annual salaries and salary increases.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation paid to Kenneth D. Tuchman, the Company's chairman of the board of directors, president and chief executive officer, is governed in substantial part by his employment agreement. (See "Executive Officers--Employment Agreements.") Pursuant to his employment agreement, Mr. Tuchman is entitled to receive an annual base salary of $786,292 and also is eligible to receive an annual performance bonus of up to $250,000 if TeleTech achieves certain predetermined performance goals established each year by the Compensation Committee, in each case as adjusted annually based on a specified consumer price index. Each year, the Compensation Committee is required to (i) review Mr. Tuchman's performance during the immediately preceding fiscal year and determine the amount of bonus compensation, if any, to which he is entitled, (ii) review and approve adjustments to Mr. Tuchman's annual salary and bonus and (iii) determine the performance objectives upon which Mr. Tuchman's bonus compensation for the next fiscal year will be based. Mr. Tuchman's bonus compensation for fiscal 1997 was dependent upon the Company's achievement of specified revenue and profitability targets and certain client business and internal management development goals. Although the Company achieved record revenue growth in 1997, the Company's profitability and business development initiatives were adversely affected by
(i) substantial reductions in call volumes of two significant client programs, which reductions were effected in the third and fourth quarter of 1997, and (ii) the Company's continued efforts to build its infrastructure and expand its executive management team. As a result, the Company achieved some but not all of the performance objectives upon which Mr. Tuchman's 1997 bonus compensation was based. Mr. Tuchman elected to forego any bonus compensation to which he may have been entitled for 1997. In addition, Mr. Tuchman elected to forego a salary increase for 1998 and to remain at his 1997 base salary of $786,292.

    LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION. Provisions of the Internal Revenue Code of 1986, as amended (the "Code"), disallow the deductibility of certain compensation in excess of $1 million paid to a public company's chief executive officer and certain other highly paid executive officers. The deductibility limitation does not apply to performance-based compensation, as defined in the Code, provided certain stockholder approval and other requirements are met. The Compensation Committee anticipates that the Company's compensation policy for executive officers will continue to consist primarily of performance-based compensation and also will be designed to satisfy the requirements of Section 162(m). However, due to the ambiguities and uncertainties regarding the application and interpretation of Section 162(m), there can be no assurance that any performance bonus paid to Mr. Tuchman will satisfy the requirements for deductibility.

March 26, 1998

                                      SUBMITTED BY THE 1997 COMPENSATION
                                      COMMITTEE OF THE BOARD OF DIRECTORS

                                      Alan T. Silverman
                                      Stuart M. Sloan

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the common stock since consummation of the Company's initial public offering in August 1996 with the cumulative total return of the Nasdaq Total Return Index
(US); the Nasdaq Total Return for Nasdaq Non-Financial Stocks over the same period (assuming the investment on August 1, 1996, of $100 in each of common stock, the Nasdaq Total Return Index (US) and the Nasdaq Total Return for Nasdaq Non-Financial Stocks); and a group of peer companies. The group of peer companies is composed of APAC Teleservices, Precision Response Corporation, Sitel Corporation, Sykes Enterprises Inc. and Telespectrum Worldwide Inc. The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS       TELETECH HOLDINGS, INC.       PEER GROUP        NASDAQ STOCK MARKET (U.S.)        NASDAQ NON-FINANCIAL
8/01/96                                100              100                               100                          100
12/96                                  179              109                               119                          118
12/97                                   78               50                               146                          139

               PROPOSAL 2: RATIFICATION OF ENGAGEMENT OF AUDITORS

    The Company has engaged Arthur Andersen LLP to audit the Company's financial statements for fiscal 1998. Arthur Andersen LLP audited the Company's financial statements for fiscal 1997 and the decision to retain Arthur Andersen LLP has been approved by the Audit Committee. The board of directors recommends that the stockholders vote FOR ratification of the engagement of Arthur Andersen LLP.

    A representative of Arthur Andersen LLP is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

                              GENERAL INFORMATION

1999 ANNUAL MEETING OF STOCKHOLDERS

    Any proposals of stockholders that are intended for inclusion in the Company's proxy statement and form of proxy for its 1999 Annual Meeting of Stockholders must be received by the secretary of the Company no later than December 14, 1998. Stockholder proposals must be in writing and delivered to the Company's principal executive offices at 1700 Lincoln Street, Suite 1400, Denver, Colorado, 80203.

ANNUAL REPORTS

    The Company's 1997 Annual Report to Stockholders is being mailed to the stockholders together with this proxy statement; however, the report is not part of the proxy solicitation materials. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (excluding exhibits), as filed with the Commission, may be obtained without charge upon request made to TeleTech Holdings, Inc., 1700 Lincoln Street, Suite 1400, Denver, Colorado, 80203, Attention: Director of Investor Relations.

PROXY                                                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          TELETECH HOLDINGS, INC.

    The undersigned, having received Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and STEVEN B. COBURN, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 1998 Annual Meeting of Stockholders to be held at Holtze Executive Place, located at 818 17th Street, Denver, Colorado 80202, on May 8, 1998, at 10:00 a.m., local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his sole discretion are further authorized to vote on other matters which may properly come before the 1998 Annual Meeting and any adjournments or postponements thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                         (PLEASE SIGN ON OTHER SIDE)

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                       ANNUAL MEETING OF STOCKHOLDERS
                           TELETECH HOLDINGS, INC.

                                 MAY 8, 1998


               PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
-------------------------------------------------------------------------------
A / / PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE USING DARK
      INK ONLY.

                                 FOR ALL NOMINEES
                               (except as indicated       WITHHOLD AUTHORITY       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
                                      below)          to vote for all nominees     NOMINEES AND FOR PROPOSAL 2.
1. Election of Directors:              /  /                     /  /               NOMINEES: KENNETH D. TUCHMAN
                                                                                             ROD DAMMEYER
(Instruction: To withhold authority to vote for an individual                                JOHN T. MCLENNAN
nominee, strike a line through the nominee's name at right)                                  MORTON H. MEYERSON
                                                                                             ALAN T. SILVERMAN

-------------------------------------------------

                                                 FOR      AGAINST     ABSTAIN
2. Ratification of the appointment of Arthur
   Andersen LLP as the Company's independent    /  /      /  /         /  /
   auditors.

  Do you plan to attend the Annual Meeting ?    /  /                   /  /
                                                yes                     no

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSAL 2.



SIGNATURE(S)                                                     DATE
            ---------------------------------------------------       -------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------